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                          REAL ESTATE SALE AGREEMENT
                          --------------------------
                 [Burlington Office Park, Ann Arbor, Michigan]

     THIS REAL ESTATE SALE AGREEMENT (this "Agreement") is made effective as of March ___, 1999, by and between Burlington Associates General Partnership, an Illinois general partnership ("Seller"), and Great Lakes REIT, L.P., a Delaware limited partnership ("Purchaser"). In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

     1. PURCHASE AND SALE OF PROPERTY. Subject to and in accordance with the terms and conditions set forth in this Agreement, Purchaser shall purchase from Seller and Seller shall sell to Purchaser a certain parcel of real estate (the "Real Property") in the City of Ann Arbor, County of Washtenaw, State of Michigan, which parcel is more particularly described in attached Exhibit A, and upon which is located three office buildings commonly known as "Burlington Office Park," together with (a) all buildings, parking areas and improvements owned by Seller, and any and all of Seller's rights, easements, licenses and privileges presently thereon or appertaining thereto (the "Improvements"); (b) Seller's right, title and interest in and to the leases affecting the Property or any part thereof (the "Leases"); (c) all furniture, furnishings, fixtures, equipment and other tangible personal property owned by Seller, located on the Property and used solely in connection therewith (the "Tangible Personal Property"), a list of which is attached hereto as Exhibit B; (d) all right, title and interest of Seller under any and all of the maintenance, service and other like contracts and agreements with respect to the ownership and operation of the Property (the "Service Contracts"), a list of which is attached hereto as Exhibit C; and (e) the interest of Seller in all security deposits paid by tenants under the Leases that are listed on Exhibit O attached hereto and which are not applied by Seller in accordance Section 4.3.4 below between the date of this Agreement and Closing (the "Security Deposits"); all to the extent applicable to the period from and after the Closing (as defined in Section 4 below), except as expressly set forth to the contrary in this Agreement. Items
(a) through (e) above, together with the Real Property, are collectively referred to in this Agreement as the "Property." However, the term "Property" expressly excludes all property owned by tenants or other users or occupants of the Property, all rights with respect to any refund of taxes applicable to any period prior to the Closing Date (as defined in Section 4 below), and all computers and computer-related equipment in the management office of the Property.

     2. PURCHASE PRICE. The total consideration to be paid by Purchaser to Seller for the Property is Nineteen Million Six Hundred Fifty Thousand and No/100 Dollars ($19,650,000.00) (the "Purchase Price").

          2.1 Earnest Money. Prior to the date hereof, and in accordance with the terms of a Letter of Intent dated February 16, 1999 (the "Letter of Intent") and a Modification Agreement dated February 16, 1999, Purchaser has delivered to LandAmerica National Commercial Services ("Escrow Agent") the sum of Two Hundred Thousand and No/100 Dollars ($200,000.00) (together with any interest earned thereon and net of investment costs, the "Earnest Money"). The Earnest Money shall be invested as Seller and Purchaser so direct. Any and all interest earned on the Earnest Money shall be reported to Purchaser's federal tax identification number. If the transaction closes in accordance with the terms of this Agreement, then Escrow Agent shall deliver the Earnest Money to Seller at Closing as payment toward the Purchase Price. If the transaction fails to close, then Escrow Agent shall deliver the Earnest Money to the party entitled to it in accordance with the terms of this Agreement.

          2.2 Cash Balance. At Closing, Purchaser shall pay to Seller the Purchase Price, less the Earnest Money, plus or minus the prorations described in this Agreement (such amount, as adjusted, being referred to as the "Cash Balance"). Purchaser shall pay the Cash Balance by federal funds wire transferred to an account designated by Seller in writing.

     3.   EVIDENCE OF TITLE.
          -----------------

          3.1 Title Commitment. Seller has heretofore caused to be delivered to Purchaser a commitment for an ALTA Owner's Title Insurance Policy identified therein as Commitment Number 624531 (the "Title Commitment"), in the amount of the Purchase Price, issued by Lawyers Title Insurance Company (the "Title Insurer"), together with copies of all of the underlying documents referenced in the Title Commitment. At Closing, the Title Insurer shall deliver to Purchaser a title policy or a "marked-up" title commitment in the amount of the Purchase Price reflecting the conveyance of the Property to Purchaser, subject only to those exceptions to title which are more fully described on attached Exhibit D and exceptions to title which become Permitted Exceptions pursuant to this Section 3 (collectively, the "Permitted Exceptions"). The title policy or "marked-up" title commitment to be delivered at Closing shall have all standard and general printed exceptions deleted so as to afford full "extended form coverage", subject, however, to any Permitted Exceptions, and shall further include, to the extent

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     available, an ALTA 3.1 zoning endorsement (including coverage as to the number of legal parking spaces) and a tax parcel endorsement; provided, however, that Purchaser acknowledges that Purchaser has reviewed that certain Tax Parcel Reconfiguration Agreement (the "Reconfiguration Agreement") dated December 16, 1998 and recorded December 30, 1998 in Liber 3837, Page 744, and understands that the "Reconfiguration Date" (as such term is defined in the Reconfiguration Agreement) will occur subsequent to the Closing Date and that the "Reconfiguration" (as such term is defined in the Reconfiguration Agreement) will not be reflected in or insured by such tax parcel endorsement.

          3.2 Survey. Seller has heretofore delivered to Purchaser (i) a survey of a portion of the Real Property last revised August 27, 1998, prepared by Midwestern Consulting as Job No. 98039, and (ii) three surveys of portions of the Real Property, each being last revised March 12, 1990, prepared by Zeimet Wozniak & Associates Inc. as Job No. 86166, Job No. 83153 and Job No. 80157-A. Seller shall within fifteen (15) business days after the date of this Agreement, obtain and cause to be delivered to Purchaser and Title Insurer a survey of the Real Property (the "Survey") prepared by Midwestern Consulting, a surveyor duly registered in Michigan, and certified by said surveyor as having been prepared in accordance with the minimum detail and classification requirements of the land survey standards of the American Land Title Association, and specifically incorporating all of the standards and protocols contemplated by the minimum standard detail requirements and classifications for ALTA/ACSM land title surveys, as adopted in 1992 by ALTA/ACSM. The Survey shall be dated as of a date on or after January 1, 1999, and certified to Purchaser, Seller and the Title Insurer. Seller shall request from the surveyor that the Survey identify, without limitation, the legal description of the Real Property, the square footage of the Real Property and Improvements, and the number and location of all legal parking spaces on the Real Property.

          3.3 Review of Title Commitment and Survey. If the Title Commitment or Survey disclose exceptions to title other than those Permitted Exceptions which are noted on attached Exhibit D, then Purchaser shall have until 5:00 p.m. (Chicago, Illinois time) on the tenth (10th) business day after the date of its receipt of the last of the Title Commitment and Survey within which to notify Seller of any such exceptions to title to which Purchaser objects. If any additional exceptions to title arise between the date of the Title Commitment, the Survey and the Closing, Seller shall notify Purchaser of such exceptions to the extent Seller becomes aware of such exceptions and Purchaser shall have five
(5) days after its receipt of notice of such exceptions within which to notify Seller of any such exception to title to which Purchaser objects. Any such exceptions to title not objected to by Purchaser as aforesaid shall become Permitted Exceptions. If Purchaser objects to any such exceptions to title, Seller shall have until Closing (but in any event at least thirty (30) days after it receives notice of Purchaser's objection(s)) to remove such exceptions to title, which removal may be accomplished by waiver or endorsement by the Title Insurer. Seller agrees to use good faith efforts to remove any exceptions to title to which Purchaser objects which are first disclosed by an update of the Title Commitment heretofore delivered to Purchaser; provided, however, that with respect to mortgages, deeds of trust and mechanic's liens, any such exceptions to title shall be governed by the last sentence of this Section 3.3). If Seller fails to remove any such exceptions to title as aforesaid, Purchaser may, as its sole and exclusive remedy, terminate this Agreement and obtain a return of the Earnest Money. If Purchaser does not elect to terminate this Agreement, Purchaser shall consummate the Closing and accept title to the Property subject to all such exceptions to title (in which event, all such exceptions to title shall be deemed "Permitted Exceptions"). Notwithstanding anything to the contrary in this Section 3.3, Seller shall be obligated to remove by waiver or endorsement at Seller's expense (i) any mortgages or deeds of trust encumbering the Real Property which were granted by Seller, and (ii) mechanic's liens with respect to work contracted for by Seller or its authorized agents, provided that Seller has received written notice of such mechanic's liens prior to Closing and the cost to remove such mechanic's liens as aforesaid does not exceed Ten Thousand Dollars ($10,000) in the aggregate.

     4. CLOSING. The payment of the Purchase Price, the transfer of title to the Property, and the satisfaction of all other terms and conditions of this Agreement (the "Closing") of the transaction contemplated by this Agreement shall occur at 10:00 a.m. (Chicago, Illinois time) on May 11, 1999 (such day being sometimes referred to as the "Closing Date"), through escrow at the Chicago office of the Title Insurer.

          4.1 Seller's Closing Deliveries. At Closing, Seller shall execute (as necessary) and deliver to Purchaser (either through escrow or as otherwise provided below) each of the documents described below, the original of each, if not attached as an exhibit to this Agreement, in form and substance reasonably acceptable to Purchaser and Seller: (a) one original "Special" or "Limited" Warranty Deed, subject to the Permitted Exceptions, and in form acceptable to the Title Insurer, warranting title to the Real Property against all persons claiming by, through or under Seller, but not otherwise; (b) two original counterparts of the Bill of Sale and Assignment of Leases, Contracts & Intangibles, in the form attached hereto as Exhibit E; (c) one copy of the fully signed original notice letter to the tenants, substantially in the form attached hereto as

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     Exhibit F; (d) one copy of the fully signed original notice letter to each
     Service Contract vendor, substantially in the form attached hereto as Exhibit G; (e) Seller's non-foreign affidavit, in the form attached hereto as Exhibit H; (f) such disclosures, declarations and reports as required by applicable state, county or local law in connection with the sale of Real Property; (g) an update of the Rent Roll (hereinafter defined) in the form of the rent roll attached hereto as Exhibit O dated no earlier than five
     (5) business days prior to the Closing Date, certified by Seller to be, to the "Actual Knowledge of Seller" (as defined in Section 9.2.2 below), true and correct, and subject to the qualifications and limitations on the liability of Seller as provided in Section 9 and Section 10 below); (h) such other documents and instruments as may reasonably and customarily be required by Title Insurer; and (i) two original counterparts of the Closing Statement (as defined in Section 4.3 below). The Closing Statement may be signed in facsimile counterparts on the Closing Date. Seller shall leave all of the original Leases and Service Contracts and any plans and specifications at the Property.

          4.2 Purchaser's Closing Deliveries. At Closing Purchaser shall deliver or cause to be delivered to Seller executed counterparts of those of the documents listed in Section 4.1 above required to be signed by Purchaser (except that Purchaser agrees to execute and deliver to Seller at least five (5) business days prior to the Closing Date, notice letters in the forms attached hereto as Exhibit F and Exhibit G, and Seller shall send the fully executed original notices upon Closing), together with the Cash Balance described in Section 2.2 above, such evidence of Purchaser's power and authority as Seller may reasonably request.

          4.3  Closing Prorations and Adjustments. The provisions of this
     Section 4.3 shall survive the Closing. Seller shall prepare a statement of the prorations and adjustments required by this Agreement to be executed at Closing by Purchaser and Seller (the "Closing Statement"), and submit it to Purchaser for approval at least one (1) business day prior to the Closing Date. For purposes of this Section 4.3, the amount of any expense credited by one party to the other shall be deemed an expense paid by that party. The items listed below are to be equitably prorated or adjusted as of the close of business on the Closing Date, it being understood that for purposes of prorations and adjustments, Seller shall be deemed the owner of the Property on the day before the Closing Date and Purchaser shall be deemed the owner of the Property as of the Closing Date.

               4.3.1 Taxes. Real estate and personal property taxes and assessments shall be prorated on an accrual basis for the applicable fiscal periods identified in the current bill(s) taking into consideration the number of days in the current fiscal periods the Property has been owned by Seller and Purchaser, respectively, without regard to any local custom. If the current tax bill(s) are not available at Closing, then the proration shall be made on the basis of the most recent ascertainable tax bill(s) with the proration for any time period(s) occurring prior to Closing and subsequent to the fiscal period(s) identified in such tax bill(s) also being based upon such bill(s).

               4.3.2 Rent. The "minimum" or "base" rent and all Tenant Reimbursements (hereinafter defined) payable by tenants under the Leases for the calendar month in which the Closing occurs shall be prorated on the basis of the number of days of such month the Property has been owned by Purchaser and Seller, respectively. However, there shall be no proration of any such rent which is delinquent as of the Closing Date. Rather, Purchaser shall cause any such delinquent rent for the period prior to Closing to be remitted to Seller if, as and when collected, but only if a deficiency in the then current rent for the applicable tenant is not thereby created. At Closing, Seller shall deliver to Purchaser a schedule of all such delinquent rent ("Delinquency Schedule"). Purchaser shall include the amount of delinquent rent in the first bills thereafter submitted to the tenants in question after the Closing, and shall continue to do so for two (2) months thereafter. Purchaser shall promptly deliver to Seller a copy of each such bill submitted to tenants. After such two month period Seller may pursue remedies directly against delinquent tenants, but may not sue to evict or otherwise dispossess such tenants.

               4.3.3 Costs Relating to New Leases. Any tenant improvement costs, leasing commissions or other leasing costs payable pursuant to any New Lease entered into in accordance with Section 9.4.1 below shall be prorated over the term of such New Lease, with Seller being responsible for a portion of such costs and commissions based on the ratio of base rent payments received by Seller through the Closing Date to the total base rent payable over the term of such New Lease. Seller and Purchaser agree that (i) Seller shall be responsible for all tenant improvement costs and/or allowances set forth on Exhibit R attached hereto and any leasing commissions or other leasing costs related to the Leases identified on Exhibit R except for those in connection with any fees or commissions payable upon the expansion, extension or renewal of any such Lease after the date hereof, (ii) in the event that any of the amounts described (but not excluded) in the preceding clause (i) are not due and payable (and have not been paid by Seller) prior to Closing,

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          Seller shall credit Purchaser at Closing for any such unpaid amounts, and (iii) Purchaser shall be responsible for paying all such amounts for which it receives a credit at Closing up to the amount of the credit (and by receipt of any such credit shall automatically assume as of the Closing the Seller's obligations under any contracts for the completion of improvement work related thereto).

               4.3.4 Security Deposits. Purchaser shall receive a credit at Closing in the amount of any Security Deposits (plus interest if required under a Lease) not applied by Seller after the date hereof to monetary amounts due under Leases which expire prior to Closing. Any other application of any Security Deposits by Seller after the date hereof shall require the prior consent of Purchaser, which shall not be unreasonably withheld or delayed.

               4.3.5 Utilities. Water, electric, telephone and all other utility and fuel charges, fuel on hand (at cost plus sales tax), and any deposits with utility companies shall be prorated. If possible, utility prorations will be handled by meter readings on the Closing Date.

               4.3.6 Service Contracts. Amounts due and prepayments under the Service Contracts shall be prorated.

               4.3.7 Fees Payable. Assignable license and permit fees, and similar fees and expenses of operation.

               4.3.8 Loans to Tenants. Notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges that Seller, as lessor under Leases with International Business Centers of Michigan, Inc. ("IBCM") and McDonald & Company Securities, Inc. ("M&CS"), has provided certain financing to such tenants (the financing provided to IBCM being hereinafter referred to as the "IBCM Financing" and the financing provided to M&CS being hereinafter referred to as the "M&CS Financing"). Such financing is described in (i) that certain Second Amendment to the Lease with IBCM as "Excess Cost Reimbursement", and
          (ii) Exhibit D to the Lease with M&CS.

                      4.3.8.1 M&CS. Seller hereby reserves the right to all amounts unpaid by M&CS with respect to the M&CS Financing whether first becoming due and payable prior or subsequent to Closing (collectively, the "M&CS Unpaid Amounts"). However, there shall be no proration of any such M&CS Unpaid Amounts which are delinquent as of the Closing Date. Rather, Purchaser shall cause any such delinquent M&CS Unpaid Amounts for the period prior to Closing and all other remaining M&CS Unpaid Amounts, to be remitted to Seller if, as and when collected, but only if a deficiency in the then current rent for M&CS is not thereby created. At Closing, all such delinquent M&CS Unpaid Amounts shall be included in the Delinquency Schedule. Purchaser shall include the amount of delinquent M&CS Unpaid Amounts in the first bills thereafter submitted to M&CS after the Closing, and shall continue to do so for two (2) months thereafter. Purchaser shall promptly deliver to Seller a copy of each such bill submitted to M&CS. After such two month period, Seller may pursue remedies directly against M&CS, but may not sue to evict or otherwise dispossess M&CS.

                      4.3.8.2 IBCM. Notwithstanding anything in Section 4.3.2 to the contrary, for a period of one hundred eighty (180) days following the Closing Date ("Purchaser Collection Period"), Purchaser shall have the right to collect, for the benefit of Seller and Purchaser as further provided below, (i) all amounts unpaid by IBCM with respect to the IBCM Financing whether first becoming due and payable prior or subsequent to Closing (collectively, the "IBCM Unpaid Amounts"), and (ii) any rent, including Tenant Reimbursements, under the Lease with IBCM which is delinquent or unpaid as of Closing. There shall be no proration of any such amounts which are delinquent as of the Closing Date. Rather, Purchaser and Seller agree to share equally in, and Purchaser shall promptly cause to be remitted to Seller one-half (1/2) of, the following amounts if, as and when collected: (a) any delinquent IBCM Unpaid Amounts for the period prior to Closing, (b) all other remaining IBCM Unpaid Amounts, and (c) any delinquent rent, including delinquent Tenant Reimbursements, for the period prior to Closing; provided, however, that such amounts shall be so remitted to Seller only if a deficiency in the then current rent for IBCM is not thereby created. At Closing, all delinquent IBCM Unpaid Amounts, delinquent rent, including delinquent Tenant Reimbursements, and any Checks (hereinafter defined) which have not cleared as of the Closing Date shall be included in the Delinquency Schedule. Purchaser shall include the amount of delinquent IBCM Unpaid Amounts and delinquent rent in the

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               first bills thereafter submitted to IBCM after the Closing, and shall continue to do so during the Purchaser Collection Period. Purchaser shall promptly deliver to Seller a copy of each such bill submitted to IBCM. After the Purchaser Collection Period, Seller and Purchaser agree to cooperate with each other with respect to collecting any amounts provided for in this Section 4.3.8.2; provided, however, that Seller may pursue remedies directly against IBCM, but may not sue to evict or otherwise dispossess IBCM. Notwithstanding anything herein to the contrary,
               (1) Purchaser shall have no right to any portion of any sum paid by IBCM by check delivered to Seller prior to Closing (collectively, the "Checks") if such check has "cleared" the balance of the account it was made against by the fifth (5th) business day following the Closing Date, and (2) after Closing, either party shall have the right to file claims against IBCM in the event IBCM becomes insolvent or a party to any voluntary or involuntary bankruptcy proceedings or similar proceedings. In the event any Checks clear the balance of the account they were made against by the fifth (5th) business day following the Closing Date, then any such amounts shall be deemed not to have been included in the Delinquency Schedule.

          4.4 Tenant Reimbursements. Tenants under the Leases are currently paying Seller certain amounts (referred to herein as "Tenant
     Reimbursements") based on Seller's estimates for real estate taxes and assessments, common area maintenance, operating expenses and similar expenses (collectively, "Tenant Reimbursable Expenses").

               4.4.1 For the Calendar Year of the Closing. At Closing, Seller shall be entitled to retain all Tenant Reimbursements so long as they are not in excess of the Tenant Reimbursable Expenses actually paid by Seller for the period prior to Closing. After Closing, Purchaser shall reconcile such Tenant Reimbursements with tenants for the calendar year in which the Closing occurs. If the amount of Tenant Reimbursements collected by Seller for such year is less than the amount of Tenant Reimbursable Expenses paid by Seller for such year (or less than the amount which Seller is entitled to recover under the terms of the Leases), then Purchaser shall promptly remit such amounts to Seller to the extent such amounts have been collected from tenants. If such amounts have not yet been collected from tenants, Purchaser shall promptly bill the tenants for such amounts and continue to bill such tenants for such amounts each month for two (2) months thereafter, and, promptly upon receipt thereof, pay such amounts to Seller. On the other hand, if the amount of Tenant Reimbursements collected by Seller for the calendar year in which the Closing occurs exceeds the amount of Tenant Reimbursable Expenses paid by Seller for such year (or the amount which Seller is entitled to recover under the terms of the Leases), then Seller shall remit such excess amounts to Purchaser. Upon receipt of such excess amounts, Purchaser shall be thereafter obligated to promptly remit the applicable portion to the particular tenants entitled thereto; and Purchaser shall indemnify, defend and hold Seller, its beneficiaries, their partners, and their respective directors, officers, employees and agents, and each of them, harmless from and against any losses, claims, damages and liabilities, including, without limitation, reasonable attorneys' fees and expenses incurred in connection therewith, arising out of or resulting from Purchaser's failure to remit any such amounts to tenants in accordance with the provisions hereof, and such indemnity shall survive the Closing.

               4.4.2 For Prior Calendar Years. Prior to Closing, Seller shall reconcile with tenants the Tenant Reimbursements and Tenant Reimbursable Expenses for any calendar year prior to that in which the Closing occurs. If the amount of Tenant Reimbursements collected by Seller for such prior years is less than the amount of Tenant Reimbursable Expenses paid by Seller for such period (or less than the amount which Seller is entitled to recover under the terms of the Leases), then Seller shall be entitled to bill such tenants and retain any such amounts received from tenants. If the amount of Tenant Reimbursements collected by Seller for such prior calendar year exceeds the amount of Tenant Reimbursable Expenses paid by Seller with respect to such period (or the amount which Seller is entitled to recover under the terms of the Leases), then, to the extent required under the terms of the Leases, Seller shall remit such excess amounts to the applicable tenants within thirty (30) days of determination; and Seller shall indemnify, defend and hold Purchaser, its partners, and their respective directors, officers, employees and agents, and each of them, harmless from and against any losses, claims, damages and liabilities, including, without limitation, reasonable attorneys' fees and expenses incurred in connection therewith, arising out of or resulting from Seller's failure to remit any such amounts to tenants in accordance with the provisions hereof, and such indemnity shall survive the Closing.

          4.5 Reservation of Rights to Contest. Notwithstanding anything to the contrary contained in this Agreement, Seller reserves the right to meet with governmental officials and to

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     contest any reassessment governing or affecting Seller's obligations under
     Section 4.3 above, and the right to contest any assessment of the Property or any portion thereof and to attempt to obtain a refund for any taxes previously paid. Seller shall retain all rights with respect to any refund of taxes applicable to any period prior to the Closing Date.

          4.6 Pending Appeal. Seller is presently appealing the assessed value of the Real Property and Improvements for real estate tax purposes with respect to tax year(s) attributable to 1999 and a corresponding reduction in real estate taxes payable with respect to such tax year(s). Purchaser and Seller hereby agree that: (1) Seller shall, after Closing, maintain control of the real estate tax appeal and reduction process with respect to tax years attributable to 1999 and shall have the right to engage counsel, consultants, expert witnesses and appraisers as Seller shall reasonably determine to be necessary to such appeal and Purchaser shall cooperate (and cause its counsel to cooperate) with Seller with respect to such process;
     (2) Seller shall be responsible for the cost of any counsel, consultant, expert witness or appraiser employed by Seller to obtain any reduction of real estate taxes for such tax years, and (3) Seller and Purchaser shall reprorate real estate and personal property taxes (which were approximated at Closing pursuant to Section 4.3.1 above based on the most recent ascertainable tax bills) and the Tenant Reimbursements received from tenants with respect to such taxes upon issuance of the final real estate and personal property tax bills for the tax years in which the Closing occurs (and such reproration shall take into account the reduction in assessed value described in the first sentence of this Section 4.6). If, after the reproration described in item (3) of this Section 4.6, the amount credited to Purchaser by Seller at Closing exceeds the amount of the credit that Purchaser should have received had such actual amounts been available at Closing, Purchaser shall promptly remit such excess amount to Seller. If, after the reproration described in item (3) of this Section 4.6: (y) the amount credited to Seller by Purchaser at Closing with respect to such taxes exceeds the amount of the credit that Seller should have received at Closing had such actual amounts been available at Closing; and/or (z) the amount of the Tenant Reimbursements with respect to such taxes retained by Seller at Closing exceed the amount of the Tenant Reimbursements that Seller should have retained at Closing with respect to such taxes had the actual amount of such taxes been available at Closing, then: (I) Seller shall promptly remit the portion of such excess amounts that are attributable to real estate taxes paid by Purchaser that are not reimbursable to Purchaser by tenants under the Leases, and (II) if any portions of such excess amounts are refundable to tenants under any of the Leases, Seller shall remit such excess amounts to Purchaser and Purchaser shall be thereafter obligated to promptly remit such portion to the particular tenants entitled thereto; and Purchaser shall indemnify, defend and hold Seller, its beneficiaries, their partners, and their respective directors, officers, employees and agents, and each of them, harmless from and against any losses, claims, damages and liabilities, including, without limitation, reasonable attorneys' fees and expenses incurred in connection therewith, arising out of or resulting from Purchaser's failure to remit any such amounts to tenants in accordance with the provisions hereof, and such indemnity shall survive the Closing.

          4.7 Transaction Costs. Seller shall pay the cost of the base premium for the owner's policy, any charge for "extended form coverage" and a tax parcel endorsement as provided in Section 3.1 above, and State of Michigan and County of Washtenaw transfer taxes. Seller and Purchaser shall share equally the cost of the Survey and any escrow fees of the Title Company. Purchaser shall pay for any other closing and other transaction costs (including, without limitation, any title insurance premiums in excess of those paid by Seller, such as those for additional endorsements, and any recording charges except release deeds). Seller and Purchaser shall each be responsible for the fees of their respective attorneys. This Section 4.7 shall survive any termination of this Agreement.

     5. CASUALTY LOSS AND CONDEMNATION. If, prior to Closing, the Real Property or Improvements, or any part thereof, shall be condemned, or destroyed or damaged by fire or other casualty, Seller shall promptly so notify Purchaser. In such event, provided that either: (i) the reasonable cost to restore the Property due to such damage or destruction is greater than One Million Dollars ($1,000,000) (a "Material Casualty"), or (ii) any material portion of the buildings located on the Property is designated to be or is taken or condemned (a "Material Condemnation"), then either Purchaser or Seller shall have the option to terminate this Agreement by delivery of written termination notice to the other within fifteen (15) days after Seller's delivery to Purchaser of Seller's notice of a Material Condemnation or the occurrence of a Material Casualty. If (a) the aforementioned casualty is not a Material Casualty, (b) the aforementioned taking or condemnation is not a Material Condemnation, or (c) neither Purchaser nor Seller elects to terminate this Agreement pursuant to the provisions of the preceding sentence (time being of the essence with respect to any such election), then Seller and Purchaser shall consummate the transaction contemplated by this Agreement, subject to the provisions of this Agreement, without abatement of the Purchase Price (except that Purchaser shall receive a credit against the Purchase Price in an amount equal to any deductible amount under Seller's existing casualty insurance payable with respect to the Property), and Purchaser shall be entitled to receive at Closing the taking, condemnation or casualty insurance proceeds (or an assignment of the right to such proceeds) (less any amounts applied against costs incurred or income lost by Seller as a result of such occurrence) and Seller shall, at Closing, execute and deliver to Purchaser all customary proofs of loss, assignments of claims and other similar items. If either Purchaser or Seller elects to terminate this Agreement pursuant to the provisions of this
Section 5 and Purchaser is not in default under this Agreement, the Earnest Money shall be returned to Purchaser by the Escrow Agent, in which event this Agreement shall, without further action of the parties, become null and void and neither party shall have any further rights or obligations under this Agreement, except for those which expressly survive termination of this Agreement.

     6. BROKERAGE. Seller agrees to pay upon Closing (but not otherwise) a brokerage commission due to Grubb & Ellis for services rendered in connection with the sale and purchase of the Property. Seller and Purchaser shall each indemnify and hold the other harmless from and against any and all claims of all other brokers and finders claiming by, through or under the indemnifying party and in any way related to the sale and purchase of the Property, this Agreement or otherwise, including, without limitation, attorneys' fees and expenses incurred by the indemnified party in connection with such claim. This Section 6 shall survive any termination of this Agreement.

     7.   DEFAULT AND REMEDIES.

          7.1 Purchaser's Remedies. Notwithstanding anything to the contrary contained in this Agreement, if Seller fails to perform in accordance with the terms of this Agreement, then, as Purchaser's sole and exclusive remedy hereunder and at Purchaser's option, either (a) the Earnest Money shall be returned to Purchaser, in which event this Agreement shall be null and void, and neither party shall have any rights or obligations under this Agreement; provided, however, that in the event of a willful and material default by Seller, Purchaser shall be entitled to seek Purchaser's actual, out of pocket damages in an amount not to exceed Twenty Thousand Dollars ($20,000), or (b) upon notice to Seller not more than ten (10) days after Purchaser becomes aware of which failure, and provided an action is filed within sixty (60) days thereafter, Purchaser may seek specific performance of this Agreement, but not damages. Notwithstanding the preceding sentence, in the event of a willful and material default by Seller under this Agreement prior to Closing, Purchaser may elect option (a) as provided in the preceding sentence and in such instance Purchaser shall also be entitled to reimbursement of the actual out-of-pocket due diligence costs incurred by Purchaser in connection with this Agreement in an amount not to exceed $20,000. Purchaser's failure to seek specific performance as provided in option (b) above shall constitute its election to proceed under option (a) above.

          7.2 Remedies. If Purchaser fails to perform in accordance with the terms of this Agreement, the Earnest Money shall be retained by Seller as liquidated and agreed upon damages and as Seller's sole and exclusive remedy with respect thereto. Notwithstanding anything in this Section 7.2 to the contrary, nothing in this Section 7.2 shall limit Seller's recourse against Purchaser under any indemnification provisions which expressly survive termination of this Agreement. PURCHASER AND SELLER ACKNOWLEDGE AND AGREE THAT (1) THE EARNEST MONEY IS A REASONABLE ESTIMATE OF AND BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES THAT WOULD BE SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF HAVING WITHDRAWN THE PROPERTY FROM SALE AND THE FAILURE OF CLOSING TO OCCUR DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT; (2) THE ACTUAL DAMAGES SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF SUCH WITHDRAWAL AND FAILURE TO CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO DETERMINE; (3) PURCHASER SEEKS TO LIMIT ITS LIABILITY UNDER THIS AGREEMENT TO THE AMOUNT OF THE EARNEST MONEY IN THE EVENT THIS AGREEMENT IS TERMINATED AND THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT DOES NOT CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT; AND (4) THE EARNEST MONEY SHALL BE AND CONSTITUTE VALID LIQUIDATED DAMAGES.

          7.3 Post-Closing Remedies. After Closing, Seller and Purchaser shall, subject to the terms and conditions of this Agreement, have such rights and remedies as are available at law or in equity, except that neither Seller nor Purchaser shall be entitled to recover from the other consequential or special damages.

     8.   CONDITIONS PRECEDENT.

          8.1 Review of Property. Subject to the provisions of that certain Confidentiality Agreement dated October 6, 1998, by and between Grubb & Ellis, on behalf of Seller, and Purchaser, as modified by that certain Modification Agreement dated February 16, 1999 (collectively, the "Confidentiality Agreement") Purchaser acknowledges that it has, prior to the date of this Agreement, had an opportunity to inspect the Property, review the Leases, the Service

     Contracts, all "Disclosures" (as hereinafter defined) provided by Seller and make such other inquiries and investigations and obtain such reports and analyses it deemed adequate in connection with its decision to purchase the Property, and, as a result thereof, Purchaser agrees that, except as specifically set forth in Section 9 below, it shall purchase the Property in its "AS IS, WHERE IS" condition, subject to ordinary wear and tear and as more particularly provided in Section 11.7 below. Purchaser has obtained the approval of any necessary investment committee or similar internal approval for the consummation of the transaction contemplated herein. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall indemnify, defend (with counsel reasonably acceptable to Seller) and hold Seller and its employees and agents, and each of them, harmless from and against any and all losses, claims, damages and liabilities (including, without limitation, attorneys' fees incurred in connection therewith) arising out of or resulting from Purchaser's exercise of its rights under this Agreement and the Confidentiality Agreement, including, without limitation, its right of inspection as was provided for in the Confidentiality Agreement, and such indemnity shall survive the Closing and any termination of this Agreement.

          8.2 Estoppel Certificates. As a condition to Purchaser's obligation to close hereunder, Purchaser shall have received estoppel certificates ("Estoppel Certificates"), dated no more than forty-five (45) days prior to Closing, from tenants occupying not less than eighty percent (80%) of the rentable space actually leased as of the date of Closing pursuant to valid and existing Leases, which must include the following three tenants: (a) The University of Michigan, (b) Dykema Gossett, and (c) Network Express, Inc.; each in the form and content as set forth herein (the aforesaid acceptable Estoppel Certificates to be delivered are collectively referred to as the "Required Estoppel Certificates"). The Estoppel Certificates shall be in the form of Exhibit J attached hereto (the "Form Tenant Estoppel Certificate"), unless a different form is indicated in any given Lease. The Estoppel Certificates executed by tenants shall be in substantially the form of the Form Tenant Estoppel Certificate, except that an Estoppel Certificate executed by a tenant shall be deemed an acceptable Estoppel Certificate for purposes of this Section 8.2 even if: (a) it contains the information set forth in items 1 through 7 on the Form Tenant Estoppel Certificate, or such lesser quality or quantity of information as may be required by the terms of such tenant's Lease; or (b) it contains the qualification by the tenant of any statement as being to the best of its knowledge or as being subject to any similar qualification; or (c) such tenant refuses to certify the same to any lender that Purchaser may have. If Seller is unable to provide to Purchaser the Required Estoppel Certificates prior to 3:00 p.m. (Chicago, Illinois time) on the business day preceding the Closing Date, then Purchaser may elect, by written notice to Seller given on the Closing Date, either: (i) not to purchase the Property, in which event the Earnest Money shall be returned to Purchaser, at which time this Agreement shall terminate and become null and void and neither party shall have any further rights or obligations under this Agreement, except for those which expressly survive termination of this Agreement; (ii) to adjourn the Closing by no more than fourteen (14) days for the sole purpose of obtaining the Required Estoppel Certificates; or
     (iii) to purchase the Property notwithstanding Seller's inability to provide the Required Estoppel Certificates, in which event Purchaser shall be deemed to have waived the condition contained in this Section 8.2. If Purchaser fails to deliver such written notice as described above, Purchaser shall be deemed to have elected item (ii) above. Notwithstanding the preceding two sentences, in the event Seller is unable to provide the Required Estoppel Certificates within the time period initially provided above in this Section 8.2, then Seller may elect, in its sole and absolute discretion, by written notice to Purchaser on the day preceding the Closing Date, to adjourn the Closing Date for one (1) business day in order to attempt to procure any outstanding Required Estoppel Certificates, and, so long as Seller provides the Required Estoppel Certificates prior to 3:00 p.m. (Chicago, Illinois time) on the business day preceding the Closing Date, as so adjourned, then the Closing shall take place on the Closing Date, as so adjourned.

          8.3 Accuracy of Seller's Representations and Warranties. As a condition to the obligations of Purchaser to close hereunder, each of Seller's representations and warranties set forth in Section 9 below shall be true and correct as of the Closing, as modified by any Pre-Closing Disclosures (as defined in Section 9.2 below). Notwithstanding the foregoing, if Seller makes any Pre-Closing Disclosure to Purchaser, Purchaser shall have the right to terminate this Agreement and receive the return of the Earnest Money by delivering written notice thereof to Seller on or before the earlier of the Closing, or the fifth business day after Purchaser receives written notice of such Pre-Closing Disclosure. If Purchaser does not terminate this Agreement pursuant to its rights under this Section 8.3, then such representations and warranties shall be deemed modified to conform them to the Pre-Closing Disclosure.

     9.   REPRESENTATIONS, WARRANTIES AND COVENANTS.

          9.1  Seller's Representations and Warranties. Subject to Section 9.2,
     Section 9.3 and Section 9.5 below, Seller hereby represents and warrants to Purchaser as to the following matters, as of the date of this Agreement:

               9.1.1  Title. Seller holds fee simple title to the Real Property.

               9.1.2 Organization & Authority. Seller is duly organized and in good standing under the laws of the state of its organization. Seller has the power and authority under its organizational documents to sell, transfer, convey and deliver the Property to be sold and purchased hereunder, and all action and approvals required thereunder have been duly taken and obtained.

               9.1.3 No Conflict. The execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any provision of Seller's organizational documents.

               9.1.4 Condemnation. Seller has not received from any governmental authority any written notice of any condemnation of the Property or any part thereof.

               9.1.5 Litigation. Except as set forth on Exhibit K attached hereto, Seller has not been served with any material litigation which is still pending against Seller, and, to the "Actual Knowledge of Seller" (as hereinafter defined), there is no material litigation threatened against Seller, with respect to its ownership or operation of the Property which will affect the Property after Closing.

               9.1.6 Service Contracts. To the Actual Knowledge of Seller, the list attached hereto as Exhibit C is a correct and complete list, in all material respects, of all of the Service Contracts as of the date of this Agreement which identifies the service provided and the vendor under each Service Contract.

               9.1.7 Violations of Law. As of the date of this Agreement, to the Actual Knowledge of Seller, except as set forth on Exhibit M attached hereto, Seller has received no written notice from any governmental authority of any material violation of any state or federal law, rule or regulation concerning the Property or any part thereof which has not been cured prior to the date of this Agreement; provided, however, that Seller makes no representation or warranty with respect to (a) the information or matters disclosed in the items set forth in Exhibit N attached hereto, and (b) the Property's compliance with the American with Disabilities Act.

               9.1.8 Rent Roll. To the Actual Knowledge of Seller, attached hereto as Exhibit O is a correct and complete list (the "Rent Roll"), in all material respects, setting forth the following information as of the date of this Agreement: (1) the name of each tenant under each of the Leases as of the date of this Agreement, (2) a description of the space occupied by each tenant, (3) the monthly Base Rent and Tenant Reimbursements billed to each tenant with respect to the month of March, 1999, (4) the approximate square footage demised under the particular tenant's Lease, (5) the "base year" for payment of real estate tax pass-throughs, and (6) the amount of all unapplied Security Deposits held by Seller with respect to the Leases.

               9.1.9 Security Deposits. To the Actual Knowledge of Seller, none of the Security Deposits are held in the form of letters of credit.

          9.2  Representations Remade; Knowledge.

               9.2.1 Representations Remade. As of Closing, Seller shall be deemed to remake and restate the representations set forth in Sections
          9.1.2 through 9.1.7 and Section 9.1.9, except that the representations shall be updated by delivering written notice (including, without limitation, any Estoppel Certificates) to Purchaser in order to reflect any fact, matter or circumstance of which Seller's Chicago, Illinois representative, Alissa Helgesen, Vice President -Dispositions of Equity Office Properties Trust ("EOPT"), becomes aware that would make any of Seller's representations or warranties contained herein untrue or incorrect (any such disclosure (including, without limitation, any Leases or Service Contracts heretofore delivered to or reviewed by Purchaser) being referred to as a "Pre-Closing Disclosure"). Notwithstanding the foregoing, the obligation to update the representations and warranties as provided herein shall not relieve Seller from liability (if any) under any other provision of this Agreement.

               9.2.2 Knowledge. When used in this Agreement or in any certificate or other document delivered pursuant to this Agreement, the term "Actual Knowledge of Seller" shall mean and be limited to the actual (and not imputed, implied or constructive) current knowledge of Alissa Helgesen, Vice President - Dispositions of EOPT, after Inquiry (as hereinafter defined). "Inquiry" means that Seller has delivered a copy of Section 9.1 of this Agreement to Gerry Manwaring, the on-site property manager, requesting that Ms. Manwaring confirm in writing, and that she has confirmed in writing, that to her actual (and not imputed, implied or constructive) current knowledge the representations and warranties of Section 9.1 that are qualified as to the Actual Knowledge of Seller are accurate. Any knowledge or notice given to any of Seller's other agents, servants, representatives or employees shall not be imputed to Seller. Notwithstanding anything in this Agreement to the contrary, Alissa Helgesen and Gerry Manwaring shall not have any personal liability or liability whatsoever with respect to any matters set forth in this Agreement or any of Seller's representations and/or warranties herein being or becoming untrue, inaccurate or incomplete in any respect.

          9.3  Survival. The representations and warranties set forth in Section
     9.1.1 and Section 9.1.8 shall not survive the Closing. The representations and warranties set forth in Section 9.1.2 through Section 9.1.7 and Section 9.1.9, subject to modifications thereto as a result of any Pre-Closing Disclosure, shall survive the Closing, but only for a period of two hundred seventy (270) days thereafter, and not otherwise.

          9.4 Covenants. Seller hereby covenants and agrees with Purchaser as to the following matters:

               9.4.1 New Leases. For purposes of this Agreement, any Lease entered into after the date of the Letter of Intent, and any modification, amendment, restatement or renewal of any existing Lease entered into after the date of the Letter of Intent, shall be referred to as "New Lease(s)"; provided, however, that certain First Amendment dated February 25, 1999 with Triada, Ltd. shall not be considered a "New Lease" for purposes of this Agreement (specifically including, without limitation, Section 4.3.3 above). Seller shall not enter into any New Lease without Purchaser's prior written consent, which will not be unreasonably withheld or delayed. Notwithstanding the preceding sentence, Purchaser hereby confirms Purchaser's approval of the New Lease(s) identified on Exhibit S attached hereto. If Purchaser does not respond in writing to Seller's request for approval or disapproval of a New Lease within four (4) business days after Purchaser's receipt of Seller's request, Purchaser shall be conclusively deemed to have approved of such New Lease.

               9.4.2 New Service Contracts. Between the date of the Letter of Intent and the Closing Date, Seller shall not enter into any new Service Contracts, or cancel, materially modify or renew any existing Service Contracts, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, unless such new Service Contracts are cancelable by Seller upon thirty (30) days' notice. If Purchaser fails to respond to such a request for consent within five (5) business days after receipt of the request, such consent shall be deemed given.

               9.4.3 Insurance. Between the date of this Agreement and the Closing Date, Seller shall maintain the liability and casualty insurance coverage with respect to the Property in effect as of the date of this Agreement.

               9.4.4 Operations. Between the date of this Agreement and the Closing Date, Seller shall operate the Property in the normal course of Seller's business and maintain the Property in the same condition as of the date of this Agreement, ordinary wear and tear excepted, and subject to Section 5 above. Notwithstanding anything in the preceding sentence to the contrary, in no event shall Seller be required to make any capital improvements to the Property.

               9.4.5 Other Agreements. Between the date of this Agreement and the Closing Date and except as required by law or by any of the Permitted Exceptions or as otherwise permitted under this Agreement, Seller shall not become party to agreements granting an easement, right-of-way of license on, under or about the Property or for the use of the Property, and Seller shall not become party to any agreements granting easements, rights-of-way or licenses in favor of the Property or otherwise encumber, or grant interests in, the Property.

               9.4.6 Employees. Employees of Seller at the Property, if any, shall be terminated or relocated as of the Closing.

          9.5 Service Contracts and Leases. Seller does not represent and warrant that any particular Service Contract will be in force or effect as of the Closing or that tenants under Leases or the parties to the Service Contracts will not be in default under their respective Leases or Service Contracts, and neither the existence of any default by any tenant under its Lease nor the default of any party under any Service Contract shall affect the obligations of Purchaser hereunder; provided, however, the foregoing shall not affect the conditions contained in Section 8.2 above.

     10. LIMITATION OF LIABILITY. Notwithstanding anything to the contrary contained herein, if the Closing shall have occurred (and Purchaser shall not have waived, relinquished or released any applicable rights in further limitation), the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement (or any document executed or delivered in connection herewith) shall not exceed five hundred thousand dollars ($500,000). No constituent partner in or agent of Seller, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, participant, representative or agent of any corporation or trust that is or becomes a constituent partner in Seller (including, but not limited to, EOP Operating Limited Partnership, Equity Office Properties Trust and Equity Office Properties Management Corp.) shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller's assets for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent partner in Seller (or in any other constituent partner of Seller), nor any obligation of any constituent partner in Seller (or in any other constituent partner of Seller) to restore a negative capital account or to contribute capital to Seller (or to any other constituent partner of Seller), shall at any time be deemed to be the property or an asset of Seller or any such other constituent partner (and neither Purchaser nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account of partner's obligations to restore or contribute). The provisions of this Section 10 shall survive the Closing and any termination of this Agreement.

     11.  MISCELLANEOUS.

          11.1 Entire Agreement. All understandings and agreements heretofore had between Seller and Purchaser with respect to the Property are merged in this Agreement, which alone fully and completely expresses the agreement of the parties. Purchaser acknowledges that it has inspected the Property and that it accepts same in its "as is" condition subject to use, ordinary wear and tear and natural deterioration. Purchaser further acknowledges that, except as expressly provided in this Agreement, neither Seller nor any agent or representative of Seller has made, and Seller is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Property.

          11.2 Assignment. Except as provided in Section 11.12 below, neither this Agreement nor any interest hereunder shall be assigned or transferred by either party. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller and Purchaser and their respective successors and assigns.

          11.3 Modifications. This Agreement shall not be modified or amended except in a written document signed by Seller and Purchaser.

          11.4 Time of Essence. Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday, or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday, or legal holiday.

          11.5 Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the state in which the Property is located.

          11.6 Notices. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally or by certified mail, return receipt requested, postage prepaid, by facsimile transmission, or by overnight courier (such as Federal Express), addressed as follows below. All notices given in accordance with the terms hereof shall be deemed given and received when sent or when delivered personally. Either party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this
     Section 11.6.

          If to Seller:
          ------------
          c/o Equity Office Properties Trust
          Two North Riverside Plaza, Suite 2200
          Chicago, Illinois  60606
          Attention:    Alissa Helgesen
          Telephone:    312/466-3595
          Facsimile:    312/559-5051

          With a copy to:
          --------------
          Rosenberg & Liebentritt, P.C.
          Two North Riverside Plaza, Suite 1600
          Chicago, Illinois 60606
          Attention:    Mark Trager
          Telephone:    312/466-3950
          Facsimile:    312/454-0335

          If to Purchaser:
          ---------------
          Great Lakes REIT
          823 Commerce Drive, Suite 300
          Oak Brook, Illinois 60523
          Attention:    Raymond M. Braun
          Telephone:    630/368-2909
          Facsimile:    630/368-2929

          With a copy to:
          --------------
          Great Lakes REIT
          823 Commerce Drive, Suite 300
          Oak Brook, Illinois  60523
          Attention:    Adam E. Berman, Esq.
          Telephone:    630/368-2903
          Facsimile:    630/368-2929

          11.7 "AS IS" SALE. ACKNOWLEDGING THE PRIOR USE OF THE PROPERTY AND PURCHASER'S OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER AGREES TO TAKE THE PROPERTY "AS-IS," "WHERE-IS," AND WITH ALL FAULTS AND CONDITIONS THEREON. ANY INFORMATION, REPORTS, STATEMENTS, DOCUMENTS OR RECORDS (COLLECTIVELY, THE "DISCLOSURES") PROVIDED OR MADE TO PURCHASER OR ITS CONSTITUENTS BY SELLER, ITS AGENTS, EMPLOYEES, CONTRACTORS OR REPRESENTATIVES CONCERNING THE CONDITION OF THE PROPERTY, INCLUDING WITHOUT LIMITATION, THE ITEMS DELIVERED TO PURCHASER SET FORTH ON EXHIBIT N ATTACHED HERETO, SHALL NOT BE REPRESENTATIONS OR WARRANTIES. PURCHASER SHALL NOT RELY ON SUCH DISCLOSURES, BUT RATHER, PURCHASER SHALL RELY ONLY ON ITS OWN INSPECTION OF THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT EXCEPT AS EXPRESSLY PROVIDED IN SECTION 9 ABOVE, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (E) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; OR (F) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING TERMITES OR WASTES, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., OR ANY HAZARDOUS SUBSTANCE, AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980 ("CERCLA"), AS AMENDED, AND REGULATIONS PROMULGATED THEREUNDER.

     PURCHASER, ITS SUCCESSORS AND ASSIGNS, HEREBY WAIVE, RELEASE AND AGREE NOT TO MAKE ANY CLAIM OR BRING ANY COST RECOVERY ACTION OR CLAIM FOR CONTRIBUTION OR OTHER ACTION OR CLAIM AGAINST SELLER OR ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS, OR ASSIGNS (COLLECTIVELY, "SELLER AND ITS AFFILIATES") BASED ON (A) ANY FEDERAL, STATE, OR LOCAL ENVIRONMENTAL OR HEALTH AND SAFETY LAW OR REGULATION, INCLUDING CERCLA OR ANY STATE EQUIVALENT, OR ANY SIMILAR LAW NOW EXISTING OR HEREAFTER ENACTED, (B) ANY DISCHARGE, DISPOSAL, RELEASE, OR ESCAPE OF ANY CHEMICAL, OR ANY MATERIAL WHATSOEVER, ON, AT, TO, OR FROM THE PROPERTY; OR (C) ANY ENVIRONMENTAL CONDITIONS WHATSOEVER ON, UNDER, OR IN THE VICINITY OF THE PROPERTY. THE PROVISIONS OF THIS SECTION 11.7 SHALL SURVIVE THE CLOSING AND ANY TERMINATION OF THIS AGREEMENT.

          11.8 Trial by Jury. In any lawsuit or other proceeding initiated by either party under or with respect to this Agreement, Purchaser and Seller each waives any right it may have to trial by jury. In addition, Purchaser waives any right to seek rescission of the transaction provided for in this Agreement.

          11.9 Confidentiality. Except as may be required by law, without the prior written consent of Seller, and unless the Closing occurs, Purchaser shall not disclose to any third party the existence of this Agreement or any term or condition thereof or the results of any inspections or studies undertaken in connection herewith.

          11.10 Reports. If for any reason Purchaser does not consummate the Closing, then Purchaser shall, upon Seller's request, provide Seller with copies of any and all studies, reports, surveys and other information, data and/or documents relating to the Property or any part thereof prepared by or at the request of Purchaser, its employees and agents.

          11.11 Reporting Person. Seller and Purchaser hereby designate Escrow Agent to act as and perform the duties and obligations of the "reporting person" with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transaction closed on or after January 1, 1991. In this regard, Seller and Purchaser each agree to execute at Closing, and to cause Escrow Agent to execute at Closing, a Designation Agreement, designating Escrow Agent as the reporting person with respect to the transaction contemplated by this Agreement.

          11.12 Section 1031 Exchange. Either party (the "Requesting Party") may structure the disposition of the Property as a like-kind exchange under Internal Revenue Code Section 1031, at the Requesting Party's sole cost and expense. The other party hereto (the "Non-requesting Party") shall reasonably cooperate therewith, provided that the Non-requesting Party shall incur no material costs, expenses or liabilities in connection with the Requesting Party's exchange. The Requesting Party shall indemnify, defend and hold the Non-requesting Party harmless therefrom (and such indemnity shall survive the Closing) and the Non-requesting Party shall not be required to take title to or contract for purchase of any other property. The Requesting Party must use a qualified intermediary to effectuate the exchange, and any assignment of the rights or obligations of the Requesting Party thereunder shall not relieve, release or absolve the Requesting Party of its obligations to the Non-requesting Party under this Agreement.

          11.13 Auditor's Letter. Upon reasonable notice to Seller, at Purchaser's request at any time from and after the date hereof until the date that is one hundred eighty (180) days after the Closing Date, Seller shall, at Purchaser's sole cost and expense, provide to Purchaser's independent auditor, Ernst & Young ("E&Y") reasonable access to the books and records of the Property, regarding the period for which Purchaser is required to have audited financial statements prepared with respect to the Property as may be required by the Securities and Exchange Commission, but only to the extent that such books, records and related information are in Seller's possession or control and relate to the period during which Seller held title to the Property. Further, Seller agrees to provide E&Y a representation letter regarding the books and records of the Property, in substantially the form of Exhibit P attached hereto ("Audit Letter"), in connection with the normal course of auditing the Property in accordance with generally accepted auditing standards (but shall not thereby be deemed to have made any representation or warranty to Purchaser or to any other third party).

                           [signature page follows]

                [signature page to Real Estate Sale Agreement]


     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives as of the date first above written.

WITNESSES:                    SELLER:

                              BURLINGTON ASSOCIATES GENERAL PARTNERSHIP, an Illinois general partnership

                              By:  First Capital Income Properties, Ltd. -
                                    Series XI, an Illinois limited partnership,
                                    its general partner

                                    By:  First Capital Financial Corporation, a
                                         Florida corporation, its general
                                         partner



                                         By:
----------------------------                ------------------------------------
Print Name:                              Print Name:
           -----------------                        ----------------------------
                                         Title:
                                               ---------------------------------

----------------------------
Print Name:
           -----------------


WITNESSES:                    PURCHASER:

                              GREAT LAKES REIT, L.P., a Delaware limited partnership

                              By: Great Lakes REIT, a Maryland real estate investment trust, its general partner


                                   By:
----------------------------          ------------------------------------------
Print Name:                           Print Name:
           -----------------                     -------------------------------
                                      Title:
                                            ------------------------------------

----------------------------
Print Name:
           -----------------

EXHIBITS:
--------

A    Legal Description
B    List of Personal Property
C    List of Service Contracts
D    Permitted Exceptions
E    Assignment and Assumption of Leases, Service Contracts and Security
      Deposits
F    Notice to Tenants
G    Notice to Parties to Service Contracts
H    Non-Foreign Affidavit
I    Intentionally omitted
J    Form Estoppel Certificate
K    Litigation
L    Intentionally omitted
M    Violations of Law
N    Environmental Reports
O    Rent Roll
P    Audit Letter
Q    Intentionally omitted
R    Existing Lease Documents
S    Approved New Leases

                                   EXHIBIT A
                                   ---------
                               LEGAL DESCRIPTION
                               -----------------
                 [Burlington Office Park, Ann Arbor, Michigan]


BURLINGTON I:
------------

Part of the Southeast 1/4 of Section 5, Town 3 South, Range 6 East, City of Ann Arbor, Washtenaw County, Michigan, described as: Beginning at a point on the South line of said Section 5, said point being distant North 87 degrees 25 minutes 50 seconds East 799.56 feet from the South 1/4 corner of said Section 5; thence North 03 degrees 21 minutes 50 seconds West 616.61 feet; thence North 87 degrees 25 minutes 50 seconds East 579.81 feet; thence South 01 degrees 42 minutes 50 seconds East 616.61 feet to the South line of Section 5; thence along the South line of Section 5, South 87 degrees 25 minutes 50 seconds West 562.02 feet to the Point of Beginning.

BURLINGTON II:
-------------

Part of the Southeast 1/4 of Section 5, Town 3 South, Range 6 East, City of Ann Arbor, Washtenaw County, Michigan, described as: Beginning at a point, said point being distant North 87 degrees 25 minutes 50 seconds East 344.48 feet along the South line of said Section 5 from the South 1/4 corner of said Section 5; thence North 02 degrees 34 minutes 10 seconds West 156.55 feet; thence South 87 degrees 25 minutes 50 seconds West 4.00 feet; thence North 02 degrees 34 minutes 10 seconds West 316.00 feet; thence North 87 degrees 25 minutes 50 seconds East 4.00 feet; thence North 02 degrees 34 minutes 10 seconds West 19.00 feet; thence South 87 degrees 25 minutes 50 seconds West 4.00 feet; thence North 02 degrees 34 minutes 10 seconds West 125.00 feet; thence North 87 degrees 25 minutes 50 seconds East 450.51 feet; thence South 03 degrees 21 minutes 50 seconds East 616.61 feet to the South line of Section 5; thence along said line South 87 degrees 25 minutes 50 seconds West 455.07 feet to the Point of Beginning. Excepting therefrom the following described parcel:

PARCEL A: Commencing at the South 1/4 corner of Section 5, Town 3 South, Range 6 East, City of Ann Arbor, Washtenaw County, Michigan; thence North 87 degrees 25 minutes 50 seconds East 344.48 feet along the South line of said Section 5; thence North 02 degrees 34 minutes 10 seconds West 156.55 feet; thence South 87 degrees 25 minutes 50 seconds West 4.00 feet; thence North 02 degrees 34 minutes 10 seconds West 279.99 feet to the Point of Beginning; thence North 02 degrees 34 minutes 10 seconds West 36.01 feet; thence North 87 degrees 25 minutes 50 seconds East 4.00 feet; thence North 02 degrees 34 minutes 10 seconds West 19.00 feet; thence South 87 degrees 25 minutes 50 seconds West 4.00 feet; thence North 02 degrees 34 minutes 10 seconds West 125.00 feet; thence North 87 degrees 25 minutes 50 seconds East 40.00 feet; thence South 02 degrees 34 minutes 10 seconds East 179.96 feet; thence South 87 degrees 25 minutes 50 seconds West
40.00 feet to the Point of Beginning, being a part of the Southeast 1/4 of said
Section 5.

BURLINGTON III:
--------------

Part of the Southeast 1/4 of Section 5, Town 3 South, Range 6 East, City of Ann Arbor, Washtenaw County, Michigan, described as: Beginning at a point, said point being the South 1/4 corner of said Section 5; thence North 01 degrees 34 minutes 35 seconds West 436.61 feet along the North and South 1/4 line of said
Section 5, also being the centerline of South Main Street; thence North 87 degrees 25 minutes 50 seconds East 332.91 feet; thence South 02 degrees 34 minutes 10 seconds East 279.99 feet; thence North 87 degrees 25 minutes 50 seconds East 4.00 feet; thence South 02 degrees 34 minutes 10 seconds East
156.55 feet to a point on the South line of said Section 5; thence South 87 degrees 25 minutes 50 seconds West along said South line 344.48 feet to the Point of Beginning;

PARCEL B:
--------

Commencing at the South 1/4 corner of Section 5, Town 3 South, range 6 East, City of Ann Arbor, Washtenaw County, Michigan; thence North 87 degrees 25 minutes 50 seconds East 799.54 feet along the South line of said Section 5; thence North 03 degrees 21 minutes 50 seconds West 616.61 feet to the Point of Beginning; thence South 87 degrees 25 minutes 50 seconds West 239.45 feet; thence North 02 degrees 34 minutes 10 seconds West 30.00 feet; thence North 87 degrees 25 minutes 50 seconds East 217.66 feet; thence South 55 degrees 21 minutes 05 seconds East 49.60 feet; thence South 87 degrees 25 minutes 50 seconds West 17.71 feet to the Point of Beginning, being a part of the Southeast 1/4 of said Section 5.

                                   EXHIBIT B
                                   ---------
                           LIST OF PERSONAL PROPERTY
                           -------------------------
                 [Burlington Office Park, Ann Arbor, Michigan]

EACH                      ITEM                      EACH                   ITEM
----                      ----                      ----                   ----
  3        Toro Snow Blowers                          3         8' Step Ladders - Wood
  1        Giant Vac Billy goat                       2         CO 2 tanks - refillable
  1        Ariens ST8 24 Snow Blower                  1         Dwyer Magnetic Gauge
  1        Toro Push Mower                            1         Propane Torch
  1        Wood Chipper                               1         18' Power Chain Saw
  1        Wheel Barrow                               1         Dayton Battery Charger
  2        Hand Push Cart                             1         Porta Ban Saw PortaCable
  1        Echo Leaf Blower                           1         Fluke OHM Meter
  1        Craftsman Gas Hedge Trimmer                1         Dayton 1hp aircompressor
  1        Portable Air Tank                          1         Tin Snips
  1        Hand Pruner                                1         Drill Bit Set - 38 pc.
  1        Hand Hedge Trimmer                         2         Claw hammer
  2        Gas Cans - 5 gal.                          1         Small Sledge
  1        Gas Cans - 2 2/1 gal.                      1         Optex Laser Thermometer
  1        Sthill Grass Trimmer                       1         Cassette Tape Player
  4        Misc. Snow Shovels                         1         Master Heat Gun
  2        Ice Scrapers                               1         Pipe Wrenches, 16", 18", 18"
  1        15' Fold Down Ladder                       1         1/2" Milwaukee Drill
  3        Hand Salt Spreader                         1         7  1/4" Circular Saw Milwaukee
  2        2 gal Hand Sprayer                         1         1/2" Drive Socket Set
  2        Push Brooms                                1         3/8" Drive Socket Set
  1        Post Hole Digger                           1         3/8" Batt Deill Milwaukee 3 batteries
  1        1/2" Heavy duty hammer drill Milwaukee               Misc. Screw drivers and wrenches
 12        Plastic barricades                        12         Orange cones


           ATRIUM FURNITURE BOC I & II
  2        Chairs, Bench, Drum Table,
  2        Chairs, Bench

                                   EXHIBIT C
                                   ---------
                           LIST OF SERVICE CONTRACTS
                           -------------------------
                 [Burlington Office Park, Ann Arbor, Michigan]


---------------------------------------------------------------------------------------------------------
              VENDOR NAME                                                TYPE OF SERVICE
---------------------------------------------------------------------------------------------------------
A & H Lawn Care                                           landscaping
---------------------------------------------------------------------------------------------------------
Bartlett Cleaning Services, Inc. (BCS)                    janitorial service
---------------------------------------------------------------------------------------------------------
Erlich Protection Systems, Inc.                           fire alarm system
---------------------------------------------------------------------------------------------------------
Millar Elevator Service Company                           elevator maintenance (for Burlington I and II)
---------------------------------------------------------------------------------------------------------
Dover Elevator Company                                    elevator maintenance (for Burlington III)
---------------------------------------------------------------------------------------------------------
Robert Morrison Inc.                                      HVAC
---------------------------------------------------------------------------------------------------------
Schaefer Technologies, Inc. (verbal agreement)            Water Treatment (for Burlington III)
---------------------------------------------------------------------------------------------------------
Eradico Pest Control (3 Agreements)                       Exterminator
---------------------------------------------------------------------------------------------------------
TruGreen ChemLawn Plantscaping                            Plant Maintenance
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
              OTHER AGREEMENTS                                           TYPE OF SERVICE
---------------------------------------------------------------------------------------------------------
Airborne Express (verbal agreement)                       drop box
---------------------------------------------------------------------------------------------------------
Federal Express Corporation (3 Agreements)                drop box
---------------------------------------------------------------------------------------------------------
United Parcel Service                                     drop box
---------------------------------------------------------------------------------------------------------
Arbor Mitchell Corp. (verbal agreement)                   vending machines
---------------------------------------------------------------------------------------------------------
Mr. Uniform & MAT Rental Service (verbal agreement)       floor mat service
---------------------------------------------------------------------------------------------------------

                                   EXHIBIT D
                                   ---------
                             PERMITTED EXCEPTIONS
                             --------------------
                 [Burlington Office Park, Ann Arbor, Michigan]


1.   Acts of Purchaser, and those claiming by, through and under Purchaser.

2.   General and special taxes and assessments not yet delinquent.

3. Rights of tenants under the Leases, and those claiming by, through and under said tenants.

4. Zoning, building and other governmental and quasi-governmental laws, codes and regulations.

5. Any adverse claim to any portion of the Property which has been created by artificial means or has accreted to any such portion so created and riparian rights, if any.

6. Covenants, conditions, restrictions, and public utility easements of record.

7. Encroachments, overlaps, boundary line disputes, or other matters which would be disclosed by an accurate survey or inspection of the Property.

                                   EXHIBIT E
                                   ---------
         BILL OF SALE AND ASSIGNMENT OF LEASES, CONTRACTS & INTANGIBLES
         --------------------------------------------------------------
                 [Burlington Office Park, Ann Arbor, Michigan]

     This instrument is executed and delivered to be effective as of ______________, 1999, by and between Burlington Associates General Partnership, an Illinois general partnership ("Seller"), having offices at Two North Riverside Plaza, Chicago, Illinois 60606, and Great Lakes REIT, L.P., a Delaware limited partnership ("Purchaser"), having offices at 823 Commerce Drive, Suite 300, Oak Brook, Illinois 60523, covering the real property described in Exhibit A attached hereto, together with the buildings, structures and other improvements owned by Seller and located on such real property and commonly known as "Burlington Office Park" (the "Premises").

     1. Agreement. "Agreement" shall mean that certain Real Estate Sale Agreement dated March __, 1999 by and between Seller, as seller, and Purchaser, as purchaser, [as amended,] concerning the purchase and sale of the Premises.

     2. Sale of Personal Property. For good and valuable consideration, Seller hereby sells, transfers, sets over and conveys to Purchaser the following:

          2.1 Tangible Personal Property. All furniture, furnishings, fixtures, equipment and other tangible personal property owned by Seller, located on the Premises and used solely in connection therewith (the "Tangible Personal Property"), a list of which is attached hereto as Exhibit B.

          2.2 Property Documentation. All Seller's right, title and interest in and to any surveys, blue prints, drawings, plans, specifications, appraisals, bonds, warranties or guaranties, police reports, available tenant lists and data, correspondence with tenants, vendors, suppliers, utility companies and other third parties, stationery, brochures, booklets, marketing artwork, manuals, promotional and advertising materials, keys for the Premises with identification of the lock to which each such key relates, and such other books, records and documentation for or with respect to the Premises or any part thereof, used in connection with the operation of the Premises or any part thereof, all to the extent located on the Premises (the "Property Documentation"). Seller hereby certifies to Purchaser that all of the Property Documentation has been left on site.

     3. Assignment of Leases and Service Contracts. For good and valuable consideration, Seller hereby assigns, transfers, sets over and conveys to Purchaser (a) all of Seller's right, title and interest in and to the leases ("Leases") and security deposits ("Security Deposits") described in Exhibit C attached hereto relating to the Premises; and (b) the service contracts described in Exhibit D attached hereto (the "Service Contracts"). Purchaser hereby accepts such assignment and hereby assumes and agrees to be bound by and to perform, as of the date hereof, Seller's obligations, covenants and agreements under the Leases and Service Contracts, and Purchaser further assumes all liability of Seller for the proper refund or return of the Security Deposits if, when, and as required by the terms of the Leases or otherwise by law. Subject to Section 4.3.3 of the Agreement, Purchaser agrees to pay all brokerage fees and leasing commissions payable from and after the date hereof in connection with any of the Leases, including any fees or commissions payable upon the renewal or extension of any of the Leases.

     4. Assignment of Intangibles. For good and valuable consideration, Seller hereby assigns, transfers, sets over and conveys to Purchaser all of Seller's right, title and interest, if any and only to the extent transferable, in and to all approvals, entitlements, the right to use the name "Burlington Office Park," all licenses, permits, maps, drawings, warranties, guaranties and other intangible property, but only to the extent that the same are now used in connection with the operation, ownership, maintenance, management, or occupancy of the Premises (and not to any other property owned by Seller or its affiliates), and only to the extent applicable to the period from and after the date hereof.

     5. Exclusions. Notwithstanding the foregoing, Seller hereby expressly excludes all property owned by tenants or other users or occupants of the Premises, all rights with respect to any refund of taxes applicable to any period prior to the date hereof, and all computers and computer-related equipment in the management office of the Premises.

     6. Warranty. Seller hereby represents and warrants to Purchaser that it is the owner of the Tangible Personal Property described above, that such Tangible Personal Property is free and clear of all liens, charges and encumbrances other than the "Permitted Exceptions" (as such term is defined in the Agreement), and Seller warrants and defends title to the Tangible Personal Property unto Purchaser, its successors and assigns, against any person or entity claiming, or to claim, the same or any part thereof by, through or under Seller, subject only to the Permitted Exceptions.

     7. Successors and Assigns. This instrument is binding upon, and shall inure to the benefit of Seller and Purchaser and their respective heirs, legal representatives, successors and assigns.

     8. Power and Authority. Each of Purchaser and Seller represents and warrants to the other that it is fully empowered and authorized to execute and deliver this instrument, and that the individual signing this instrument on its behalf represents he or she is fully empowered and authorized to do so.

     9. Attorneys' Fees. If either Purchaser or Seller or their respective successors or assigns file suit to enforce the obligations of the other party under this instrument, the prevailing party shall be entitled to recover the reasonable fees and expenses of its attorneys.

     10. Third Parties. Except as set forth in Section 7 of this instrument, no third party shall have the benefit of any of the provisions of this instrument, nor is this instrument made with the intent that any person or entity other than Purchaser or Seller rely hereon.

     11. Limited Liability. By accepting this instrument, Purchaser expressly understands and agrees that any recovery against Seller that Purchaser may be entitled to as a result of any claim, demand or cause of action that Purchaser may have against Seller with respect to this instrument shall only be recoverable against Seller as provided in Section 10 of the Agreement.

     12. Counterparts. This instrument may be executed in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

     13. Indemnification. Seller shall defend, indemnify and hold harmless Purchaser from and against any liability, damages, causes of action, expenses, and reasonable attorneys' fees incurred by Purchaser by reason of the failure of Seller to fulfill, perform, discharge, and observe its obligations with respect to the Leases and the Service Contracts arising on or before the Closing Date. Purchaser shall defend, indemnify and hold harmless Seller from and against any liability, damages, causes of action, expenses, and reasonable attorneys' fees incurred by Seller by reason of the failure of Purchaser to fulfill, perform, discharge, and observe the obligations assumed by it under this instrument with respect to the Leases and the Service Contracts arising from and after the Closing Date. The indemnification obligations in this Section 13 shall survive for a period of two hundred seventy (270) days from the date of this instrument first written above.

     IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed effective as of the date first written above.

WITNESSES:                    SELLER:

                              BURLINGTON ASSOCIATES GENERAL PARTNERSHIP, an Illinois general partnership

                              By:  First Capital Income Properties, Ltd. -
                                   Series XI, an Illinois limited partnership,
                                   its general partner

                                   By:  First Capital Financial Corporation, a
                                        Florida corporation, its general
                                        partner



----------------------------            By:---------------------------------
Print Name:-----------------            Print Name:-------------------------
                                        Title:------------------------------
----------------------------
Print Name:-----------------


WITNESSES:                    PURCHASER

                              GREAT LAKES REIT, L.P., a Delaware limited partnership

                              By: Great Lakes REIT, a Maryland real estate investment trust, its general partner


----------------------------       By:---------------------------------
Print Name:-----------------       Print Name:-------------------------
                                   Title:------------------------------
----------------------------
Print Name:-----------------

                                   EXHIBIT F
                                   ---------
                               NOTICE TO TENANTS
                               -----------------
                 [Burlington Office Park, Ann Arbor, Michigan]


                                                  ___________, 1999


Re:  Sale of Burlington Office Park, Ann Arbor, Michigan (the "Property")

Dear Tenant:

This is to notify you that the Property has been sold to Great Lakes REIT, L.P., a Delaware limited partnership ("Purchaser"). In connection with such sale, the seller of the Property ("Seller") has assigned to the Purchaser its interest as landlord in your lease in the Property and has transferred your security deposit, if any, to Purchaser.

All rental and other payments that become due subsequent to the date hereof should be made payable to Great Lakes REIT, L.P. and should be addressed as follows:

                                 Great Lakes REIT, L.P.
                                 Dept. 77-6085
                                 Chicago, Illinois 60678-6085

All notices and future correspondence should be addressed to Purchaser as follows:

                                 Great Lakes REIT, L.P.
                                 823 Commerce Drive
                                 Suite 300
                                 Oak Brook, Illinois 60523
                                 Phone: (630) 368-2900
                                 Fax: (630) 368-2929


                         Very truly yours,

                         EQUITY OFFICE PROPERTIES MANAGEMENT CORP., a Delaware corporation, as agent for the Seller


                         By:
                            ---------------------------------------
                         Print Name:
                                    -------------------------------
                         Title:
                               ------------------------------------


                         GREAT LAKES REIT, L.P., a Delaware limited partnership

                         By: Great Lakes REIT, a Maryland real estate investment trust, its general partner


                              By:
                                 --------------------------------------------
                              Print Name:
                                         ------------------------------------
                              Title:
                                    -----------------------------------------

                                   EXHIBIT G
                                   ---------
                    NOTICE TO PARTIES TO SERVICE CONTRACTS
                    --------------------------------------
                 [Burlington Office Park, Ann Arbor, Michigan]


                                                        ______________, 1999
Re:  Sale of Burlington Office Park, Ann Arbor, Michigan (the "Property")

Dear Service Provider:

This is to notify you that the Property has been sold to Great Lakes REIT, L.P., a Delaware limited partnership ("Purchaser"). Purchaser has assumed all of the obligations of the undersigned under the service contracts as of the date hereof. All notices to Purchaser should be sent to Purchaser in the manner provided in the service contract to the following address:

                               Great Lakes REIT, L.P.
                               823 Commerce Drive
                               Suite 300
                               Oak Brook, Illinois 60523
                               Phone: (630) 368-2900
                               Fax: (630) 368-2929


                          Very truly yours,

                          EQUITY OFFICE PROPERTIES MANAGEMENT CORP., a Delaware corporation, as agent for the Seller


                          By:
                              --------------------------------------
                          Print Name:
                                      ------------------------------
                          Title:
                                 -----------------------------------


                          GREAT LAKES REIT, L.P., a Delaware limited partnership

                          By: Great Lakes REIT, a Maryland real estate investment trust, its general partner


                               By:
                                  ------------------------------------------
                               Print Name:
                                          ----------------------------------
                               Title:
                                     ---------------------------------------

                                   EXHIBIT H
                                   ---------
                       CERTIFICATE OF NON-FOREIGN STATUS
                       ---------------------------------
                 [Burlington Office Park, Ann Arbor, Michigan]


1.   The undersigned ("Transferor") hereby certifies the following:

          a. That Transferor is not a foreign entity (as said term is defined in the Internal Revenue Code and Income Tax Regulations) with respect to the transfer of that certain property known as "Burlington Office Park," located in Ann Arbor, Michigan (the "Property") legally described in Exhibit A attached hereto and made a part hereof.

          b. The tax identification number of Transferor is _____________, and the offices of Transferor are located at Two North Riverside Plaza, Suite 450, Chicago, IL 60606.

2. Transferor understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punishable by fine, imprisonment or both.

     Under penalties of perjury, I declare that I have examined this Certification and to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Transferor.

Dated the __________________ day of __________________, 1999 in Cook County,
Illinois.


                    BURLINGTON ASSOCIATES GENERAL PARTNERSHIP, an Illinois general partnership

                    By: First Capital Income Properties, Ltd. - Series XI, an Illinois limited partnership, its general partner

                         By:  First Capital Financial Corporation,
                              a Florida corporation, its general partner



                              By:
                                 ---------------------------------------------
                              Print Name:
                                         -------------------------------------
                              Title:
                                    ------------------------------------------

                                   EXHIBIT I
                                   ---------
                             Intentionally omitted

                                   EXHIBIT J
                                   ---------
                           FORM ESTOPPEL CERTIFICATE
                           -------------------------
                 [Burlington Office Park, Ann Arbor, Michigan]


Burlington Associates General Partnership
c/o Equity Office Properties Management Corp.
Two North Riverside Plaza, Suite 2200
Chicago, Illinois  60606
Attn:  Alissa Helgesen


Great Lakes REIT
823 Commerce Drive, Suite 300
Oak Brook, Illinois  60523
Attn:  Raymond M. Braun

Ladies and Gentlemen:

     At the request of Burlington Associates General Partnership, an Illinois general partnership ("Landlord"), made in connection with the proposed sale of the property commonly known as Burlington Office Park located in Ann Arbor, Michigan (the "Property") and Landlord's interest in the "Lease" (as hereinafter defined) to Great Lakes REIT, L.P., a Delaware limited partnership ("Purchaser"), the undersigned hereby certifies to Landlord and Purchaser as follows:

     1. The undersigned is the tenant under a lease with Landlord, dated __________, 19___, [as amended by _________________, dated __________, 19___
(collectively, the "Lease")][(the "Lease")] for suite(s) _______ on the ________ floor(s) at the Property (the "Premises"). A true, correct and complete copy of such lease and all amendments thereto is attached hereto as Exhibit A.

     2. The Lease sets forth the entire agreement between Landlord and the undersigned with respect to the Premises, is in full force and effect and has not been amended, modified or extended except as set forth on Exhibit A.

     3. The monthly [base][minimum] rent of $________ due under the Lease has been paid through _______, 1999 and all additional rent (consisting of $_________ per month for estimated operating expenses and estimated real estate taxes) due under the Lease has been paid through ______________, 1999.

     4. The Landlord is not in default under the Lease and there is no existing default on the part of tenant under the Lease.

     5. The expiration date (excluding renewals) of the Lease is ____________________, _____.

     6. The amount of the security deposit currently held by Landlord under the Lease is $_______________.

     7.   There is no prepaid rent, except $ _____________.

     8. The undersigned has not assigned any of its interest in the Lease or subleased all or any portion of the Premises, except as follows:
_____________________________.

     9. The undersigned has no defenses, counterclaims, set-offs or concessions against rent or charges due or to become due under the Lease.

     10. The undersigned has unconditionally accepted the Premises and [has commenced payment of full rent] [or] [is entitled to _____ month's abatement of base rent, as of the date hereof] under the Lease and is the owner and holder of the entire tenant's interest in the Lease.

     11. [All work required to be performed by Landlord as of the date hereof with respect to the Lease and in connection with the Premises has been completed by Landlord to the satisfaction of Tenant except for ______________.] [All amounts to be paid by Landlord under the Lease with respect to work in the Premises have been paid by Landlord except for _______________.]

     12. The "base year" for operating expense reimbursements and real estate taxes under the Lease is 19___.

     13. The undersigned has no right or option pursuant to the Lease or otherwise to purchase all or any part of the Premises or the Property.

     14. This Tenant Estoppel Certificate (this "Certificate") shall inure to the benefit of, and may be relied upon by, Landlord, Purchaser and their successors and assigns.

     15. If we are a corporation, the undersigned is a duly appointed officer of the corporation signing this Certificate and is the incumbent in the office indicated under this Certificate and is the incumbent in the office indicated under his or her name. In any event, the undersigned is duly authorized to execute this Certificate.

                         Very truly yours,

                                               , Tenant
                         ----------------------


                         By:
                            -------------------------------
                         Name:
                              -----------------------------
                         Title:
                               ----------------------------
                         Date:                      , 1999
                              ----------------------

                                   EXHIBIT K
                                   ---------
                          LIST OF PENDING LITIGATION
                          --------------------------
                 [Burlington Office Park, Ann Arbor, Michigan]

None.

                                   EXHIBIT L
                                   ---------
                             Intentionally omitted

                                   EXHIBIT M
                                   ---------
                               VIOLATIONS OF LAW
                               -----------------
                 [Burlington Office Park, Ann Arbor, Michigan]

None.

                                   EXHIBIT N
                                   ---------
                             ENVIRONMENTAL REPORTS
                             ---------------------
                 [Burlington Office Park, Ann Arbor, Michigan]


1. Letter dated April 20, 1990 from ENSR Consulting and Engineering to Ms. Carin Wolkenberg.

2.   Letter dated August 17, 1988 from ERT to Mr. Scott Whitney.

3. Preliminary Site Assessment and Petroleum Hydrocarbon Investigation at Burlington I and II Office Park, Ann Arbor, Michigan, prepared for First Capital Financial Corp. as Document No. 2708-004-200 and dated August, 1988.

                                   EXHIBIT O
                                   ---------
                                   RENT ROLL
                                   ---------
                 [Burlington Office Park, Ann Arbor, Michigan]

                            See attached Rent Roll.

                                   EXHIBIT P
                                   ---------
                                 AUDIT LETTER
                                 ------------
                 [Burlington Office Park, Ann Arbor, Michigan]

Ernst & Young L.L.P.
1 North Franklin Street
Suite 2100
Chicago, Illinois  60606

Dear Sirs:

  We are writing at your request to confirm our understanding that your audit of the statement of operating income for the year ended December 31, 1998 was made for the purpose of expressing an opinion as to whether the statement of operating income presents fairly, in all material respects, the results of operations of [Name of Project] ("Project") in conformity with generally accepted accounting principles. These representations are made exclusively to Ernst & Young L.L.P. and not to the buyer of the Project or to any other third party. In connection with your _________________, 199__ audit, we confirm, to the best of our actual knowledge and belief, with respect to our daily operations and without independent investigation or inquiry, the following representations made during your audit:

1. We have made available to you all material financial records and related data concerning this Project, which are in our possession.

2.   We are not aware of any:

     a. Material irregularities involving any member of management or employees that could have a materially adverse effect on the statement of operating income.

     b. Notices of violations of laws or regulations, the effect of which should be considered for disclosure in the financial statements or as a basis for recording a loss contingency.

     c. Material liabilities, gain or loss contingencies or other transactions (including oral and written guarantees) that are required to be but have not been accrued or disclosed.

     d. Material events that have occurred subsequent to December 31, 1998 that would require material adjustment to the statement of operating income.

3. The Company has complied with all material aspects of contractual agreements relating to the Project (e.g. management contracts) that would have a material effect on the statement of operating income in the event of noncompliance.

4. All significant payments to affiliated companies of the undersigned have been properly recorded or disclosed in the financial statements.

5. There are no material transactions that have not been properly recorded in the accounting records underlying the statement of operating income.



                                    By:
                                       -----------------------

                                   EXHIBIT Q
                                   ---------
                             Intentionally omitted

                                   EXHIBIT R
                                   ---------
                            EXISTING LEASE DOCUMENTS
                            ------------------------
                 [Burlington Office Park, Ann Arbor, Michigan]


------------------------------------------------------------------------------------------------
           Tenant                  Date of Lease or Amendment             Tenant Improvement
                                                                               Allowance
------------------------------------------------------------------------------------------------
Kaydon Corporation            Lease dated November 18, 1998             $10,654.00 until 3/31/99
------------------------------------------------------------------------------------------------
Dykema, Gossett, Spencer,     Amendment dated March 1, 1996 to          $85,000.00 until 3/31/99
Goodnow & Trigg               Lease dated December 12, 1990
------------------------------------------------------------------------------------------------
The Regents of the            Lease dated May 14, 1998                        $153,872.00
University of Michigan
------------------------------------------------------------------------------------------------
Prudential Securities         Renewal Notice Letter for Lease dated              $0.00
Incorporated                  June 1, 1983
------------------------------------------------------------------------------------------------
Triada, Ltd.                  First Amendment dated February 25,               $57,730.00
                              1999
------------------------------------------------------------------------------------------------

                                   EXHIBIT S
                                   ---------
                              APPROVED NEW LEASES
                              -------------------
                 [Burlington Office Park, Ann Arbor, Michigan]

-----------------------------------------------------------------------------------------------------------
     Tenant         Date of Lease or         Tenant        Comm. Due Per    Purchaser's    Seller's Share
                       Amendment        Improvements Due     Invoices          Share
-----------------------------------------------------------------------------------------------------------
Personal Touch    First Amendment                     $0               $0             $0                 $0
Marketing         dated February 25,
                  1999
-----------------------------------------------------------------------------------------------------------
Total                                                 $0               $0             $0                 $0
-----------------------------------------------------------------------------------------------------------